Exhibit 99.1

Contacts:
Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WeissComm Partners
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcpglobal.com

PDL BioPharma Announces December 15 Special Dividend Payment of $1.67 per Share

Conversion Rate Adjustments to Subordinate Notes as a Result of Special Dividend Announced

INCLINE VILLAGE, NV, December 2, 2009 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it has established the per share amount of the previously announced $200 million special dividend as $1.67 per share. The dividend will be paid on December 15, 2009 to all holders of the Company’s stock as of the December 1, 2009 record date. NASDAQ had previously estimated the approximate per share amount of the dividend at $1.67 per share of common stock for purposes of the ex-dividend date on November 27, 2009.

Conversion Rate Adjustments for Convertible Notes

In connection with this special dividend payment PDL has adjusted the conversion rates of its 2.00% Convertible Senior Notes Due February 15, 2012 (the 2012 Notes) and its 2.75% Convertible Subordinated Notes Due August 16, 2023 (the 2023 Notes), effective December 2, 2009.

The conversion rate for the 2012 Notes, as adjusted, is 119.294 shares of common stock per $1,000 principal amount or $8.38 per share. The conversion rate for the 2012 Notes was previously 94.447 shares of common stock per $1,000 principal amount of the 2012 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL’s common stock for the five consecutive trading days immediately preceding the ex-dividend date for the cash dividend, and the denominator of which is the difference of such average closing price less the dividend amount.

The conversion rate for the 2023 Notes, as adjusted, is 164.7254 shares of common stock per $1,000 principal amount or $6.07 per share. The conversion rate for the 2023 Notes was previously 131.0339 shares of common stock per $1,000 principal amount of the 2023 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL’s common stock for the ten consecutive trading days immediately preceding the record date for the cash dividend and the denominator of which is the difference of such average closing price less the dividend amount. In determining the ten-day average closing price, the closing price is adjusted upward by the amount of the dividend for the days on which the stock traded ex-dividend.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

The foregoing statements regarding PDL’s intentions with respect to the cash special dividend payment described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. PDL’s ability to pay the special dividend described above is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets, the continued strength of its royalty assets and other risks and uncertainties as detailed from time to time in the reports filed by PDL with the Securities and Exchange Commission.